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                                   EX.99-B.4.5

                                  ---FORM OF---
                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

The Contract and Certificate are endorsed as outlined below.

In the SPECIFICATIONS section on page 2, the section entitled GUARANTEED INTEREST RATE is corrected to read:

     There is a guaranteed interest rate for Purchase Payment(s) held in the Fixed Plus Account (See 1.14) and the GA Account (See 1.15).

All references in the Contract and Certificate to the "Aetna Processing Office" are changed to "Aetna Service Center".

In PART 1. GENERAL DEFINITIONS

Add the following definitions:

     DOLLAR COST AVERAGING - A program which allows a Participant to systematically transfer amounts from the Aetna money market fund under the Contract to the Fixed Plus Account, the Guaranteed Accumulation Account and/or one or more of the Funds held by the Separate Account. Amounts may be transferred out of existing funds into the Aetna money market fund under the Contract. Amounts transferred to or from the Fixed Plus Account and subsequently surrendered during the accumulation period will be subject to the Fixed Plus Account transfer and partial surrender restrictions described in the Contract. Amounts transferred from the Guaranteed Accumulation Account Guaranteed Term before the end of that Guaranteed Term may be subject to a Market Value Adjustment. Aetna reserves the right to change terms and conditions for Dollar Cost Averaging upon notification to the Contract Holder and Participants. To elect to participate in Dollar Cost Averaging, Participants should contact the Aetna Service Center. This program is not available to Participants in the Account Rebalancing program.

     ACCOUNT REBALANCING - A program which allows Participants to reallocate their Individual Account values to match the investment allocations originally selected. Only account values invested in the Separate Account (excluding GET) are eligible to be rebalanced. Account values invested in the Guaranteed Accumulation Account and the Fixed Plus Account are not eligible to be rebalanced. Transfers made under this program will not be subject to the annual transfer limits imposed by the Contract. To elect to participate in Account Rebalancing, Participants should contact the Aetna Service Center. This program is not available to Participants in the Dollar Cost Averaging program.

Replace the definition of NONUNITIZED SEPARATE ACCOUNT with the following definition:

     A separate account, set up by Aetna under Title 38, Section 38a-433 of the Connecticut General Statutes, that holds assets for GA Account Guaranteed Terms of more than three years and, on and after September 1, 1998, amounts allocated or transferred to Guaranteed Terms of three years or less. There are no discrete units for this Account. The Contract Holder or Participant, as applicable, does not participate in the investment gain or loss from assets held in the Nonunitized Separate Account. Such gain or loss is borne entirely by Aetna. The assets of the Nonunitized Separate Account, to the extent of reserves and other contract liabilities, may not be charged with other Aetna liabilities.

     Amounts allocated to a Guaranteed Term of three years or less prior to September 1, 1998, will remain in the General Account as provided by
     Section 1.17, and will remain in the General Account until the applicable Guaranteed Term's Maturity Date. If such amounts are reinvested on such Maturity Date, such amounts will be reinvested in a Guaranteed Term in the Nonunitized Separate Account.

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Replace the definition of PURCHASE PAYMENT(S) with the following definition:

Payments received by Aetna at the Aetna Service Center for current contributions under the Plan, as well as transferred amounts of 401(a) funds under the Plan from other investment providers. In PART III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS, the section entitled INDIVIDUAL ACCOUNT(S) is revised to read:

     This Contract is issued to the Contract Holder. However, Aetna will maintain two Individual Accounts for each Participant. These are:

     (a) An Employer Account: This Individual Account will be credited with employer Net Purchase Payments and transferred amounts of 401(a) funds, attributable to employer contributions, from other investment providers; and

     (b) An Employee Account: This Individual Account will be credited with employee Net Purchase Payments, specifically amounts subject to Code
          Section 414(h) and transferred amounts of 401(a) funds, attributable to 414(h) contributions from other investment providers.

Replace (c) of the section entitled NET RETURN FACTOR(S) - SEPARATE ACCOUNT with the following:

     Minus a daily actuarial charge at an annual rate that will not exceed 1.25% for Annuity mortality and expense risks and profit and a daily administrative charge that will not exceed 0.25% on an annual basis. The administrative charge may be changed annually except for amounts that have been used to purchase an Annuity.

Endorsed and made part of the Contract or Certificate on February 1, 2001, or on the Effective Date of the Contract or Certificate, if later.

                                       /s/ Thomas J. McInerney

                                       President
                                       Aetna Life Insurance and Annuity Company

















ESUNY401-01